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         LETTER TO BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES

                               AND OTHER NOMINEES

                                 EXHIBIT (a)(4)
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                                                  World Financial Center
                                                  North Tower
                                                  New York, New York 10281-1314
                                                  (212) 449-8971 (Call Collect)
[Merrill Lynch Logo]

                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                            LIFE TECHNOLOGIES, INC.
                                       AT
                          $37.00 NET PER SHARE IN CASH
                                       BY

                       DEXTER ACQUISITION DELAWARE, INC.
                          A WHOLLY-OWNED SUBSIDIARY OF

                               DEXTER CORPORATION

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
NEW YORK CITY TIME, ON TUESDAY, DECEMBER 1, 1998, UNLESS THE OFFER IS EXTENDED.

                                                                November 2, 1998

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

     Dexter Acquisition Delaware, Inc., a Delaware corporation ("Purchaser"), and a wholly-owned subsidiary of Dexter Corporation, a Connecticut corporation ("Parent"), is offering to purchase all outstanding shares of common stock, par value $0.01 per share (the "Shares"), of Life Technologies, Inc., a Delaware corporation (the "Company"), not owned by Parent, at a purchase price of $37.00 per share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase dated November 2, 1998 (the "Offer to Purchase") and in the related Letter of Transmittal (which together constitute the "Offer" enclosed herewith). All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Offer to Purchase.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE AT LEAST THAT NUMBER OF SHARES THAT WOULD, WHEN AGGREGATED WITH THE SHARES OWNED DIRECTLY OR INDIRECTLY BY PARENT, REPRESENT AT LEAST 80% OF ALL SHARES THEN OUTSTANDING ON A FULLY-DILUTED BASIS AS DESCRIBED IN THE OFFER TO PURCHASE (THE "MINIMUM CONDITION"). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS. SEE "THE TENDER OFFER -- CERTAIN CONDITIONS OF THE OFFER" OF THE OFFER TO PURCHASE.

     THE OFFER IS NOT CONDITIONED ON THE AVAILABILITY OF FINANCING OR ON THE APPROVAL OF THE BOARD OF DIRECTORS OF THE COMPANY OR ANY COMMITTEE THEREOF.

     Holders of Shares whose certificates for such Shares ("Share Certificates") are not immediately available or who cannot deliver their Share Certificates and all other required documents to the Depositary or complete the procedures for book-entry transfer prior to the Expiration Date must tender their Shares according to the guaranteed delivery procedures set forth in the section subtitled "THE TENDER OFFER -- Procedure for Tendering Shares" of the Offer to Purchase.

     Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares in your name or in the name of your nominee.

     Enclosed herewith for your information and for forwarding to your clients are copies of the following documents:

          1. The Offer to Purchase dated November 2, 1998.

          2. The Letter of Transmittal to tender Shares for your use and for the information of your clients. Facsimile copies of the Letter of Transmittal (with manual signatures) may be used to tender Shares.
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          3. The Notice of Guaranteed Delivery for Shares to be used to accept the Offer if neither of the two procedures for tendering Shares set forth in the Offer to Purchase can be completed on a timely basis.

          4. A printed form of letter that may be sent to your clients for whose accounts you hold Shares registered in your name, with space provided for obtaining such clients' instructions with regard to the Offer.

          5. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

          6. A return envelope addressed to the Depositary.

     YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, DECEMBER 1, 1998, UNLESS THE OFFER IS EXTENDED (THE "EXPIRATION DATE").

     Please note the following:

          1. The tender price is $37.00 per Share, net to the seller in cash, without interest.

          2. The Offer is being made for all of the outstanding Shares.

          3. The Offer is conditioned upon the satisfaction of the Minimum Condition. The Offer is also subject to certain other conditions. See "THE TENDER OFFER -- Certain Conditions of the Offer" of the Offer to Purchase.

          4. The Offer is not conditioned on the availability of financing or on the approval of the Board of Directors of the Company or any committee thereof.

          5. Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, stock transfer taxes on the transfer of Shares pursuant to the Offer.

     In order to take advantage of the Offer, (i) a duly executed and properly completed Letter of Transmittal (or a manually signed facsimile thereof) and any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other required documents should be sent to the Depositary and (ii) Share Certificates representing the tendered Shares or a timely Book-Entry Confirmation should be delivered to the Depositary in accordance with the instructions set forth in the Offer to Purchase.

     If holders of Shares wish to tender, but it is impracticable for them to forward their Share Certificates or other required documents or complete the procedures for book-entry transfer prior to the Expiration Date, a tender may be effected by following the guaranteed delivery procedures specified in the section subtitled "THE TENDER OFFER -- Procedure for Tendering Shares" in the Offer to Purchase.

     Neither Purchaser, Parent, nor any officer, director, stockholder, agent or other representative of Purchaser will pay any fees or commissions to any broker, dealer or other person (other than the Depositary, the Dealer-Manager and the Information Agent as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay or cause to be paid any transfer taxes payable on the transfer of Shares to it, except as otherwise provided in the Letter of Transmittal.

     Any inquiries you may have with respect to the Offer should be addressed to MacKenzie Partners, Inc. at 156 Fifth Avenue, New York, New York 10010, (212) 929-5500 (Call Collect) or (800) 322-2885 (Toll-Free).

     Requests for copies of the enclosed materials may be directed to the Information Agent at the above address and telephone number.

                                      Very truly yours,

                                      MERRILL LYNCH, PIERCE, FENNER & SMITH
                                               INCORPORATED

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS THE AGENT OF PARENT, PURCHASER, THE DEPOSITARY, THE INFORMATION AGENT, THE DEALER MANAGER OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.